UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Boston Carriers, Inc.

(Exact Name of Registrant as specified in its charter)

Republic of the Marshall Islands	NA
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18 Poseidonos Ave.

Kalithea, 17674, Greece

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act. None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value
Title of class

Item 1.	Description of The Company’s Securities to be Registered

The securities to be registered hereby are the shares of common stock, par value $0.0001 per share, of Boston Carriers, Inc. (the “Registrant”). The description of the common stock to be registered hereunder is contained in the sections entitled “Authorized Capitalization” and “Dividend Payments” of the Registrant’s annual report on Form 20-F, as filed with the Securities and Exchange Commission on April 20, 2018, which is incorporated by reference herein (the “Annual Report”).

Several provisions of our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

• provide for a classified board of directors with staggered, three- year terms;

• prohibit cumulative voting in the election of directors;

• authorize the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of our outstanding Common Stock entitled to vote for the directors;

• limit the persons who may call special meetings of shareholders;

• establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

• restrict business combinations with interested shareholders.

In addition, on August 22, 2016, we entered into an executive employment agreement with Antonios Bertsos, our Chief Executive Officer, Chief Financial Officer and member of Board of Directors. Upon the occurrence of a change of control as defined in the executive employment agreement with Mr. Bertsos, we shall pay to Mr. Bertsos a lump sum cash amount equal to twenty times the sum of his then-current base salary and pro rata portion of any annual bonus, if any, in U.S. dollars, within 30 days following the effectiveness of the termination, as further described in the Annual Report.

Item 2.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Plan of Conversion, dated March 2016 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2016).
1.2	Articles of Conversion filed with the State of Nevada, dated March 2, 2016 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2016).
1.3	Articles of Domestication filed with the Registrar of the Republic of the Marshall Islands, dated March 2, 2016 (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on March 4, 2016).
1.4	Articles of Incorporation filed with the Registrar of the Republic of the Marshall Islands, dated March 2, 2016 (incorporated herein by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on March 4, 2016).
1.5	Bylaws of Boston Carriers, Inc. filed the Registrar of the Republic of the Marshall Islands, dated March 2, 2016 (incorporated herein by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the SEC on March 4, 2016).
1.6	Articles of Amendment of Boston Carriers, Inc., filed with the Registrar of the Republic of the Marshall Islands, dated April 1, 2016 (incorporated herein by reference to Exhibit 1.6 to the 2016 Annual Report on Form 20-F filed with the SEC on May 15, 2017).
1.7	Articles of Amendment of Boston Carriers, Inc., filed with the Registrar of the Republic of the Marshall Islands, dated May 23, 2017 (incorporated herein by reference to Exhibit 3.01 to the Current Report on Form 6-K filed with the SEC on May 24, 2017).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 24, 2018	BOSTON CARRIERS, INC.

	By:	/s/ Antonios Bertsos
Antonios Bertsos
Chief Executive Officer